PRESS RELEASE

MEASUREMENT SPECIALTIES ACQUIRES PRESSURE SENSING BUSINESS

Measurement Specialties Acquires Pressure Sensing Business of Polaron Components Ltd. Fairfield, NJ, February 2, 2005 - Measurement Specialties, Inc. (AMEX:
MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has acquired certain assets of the industrial pressure sensing business of Polaron Components Ltd. in the United Kingdom, for 1.3 million pounds sterling (approximately $2.45 million). For the 12 month period ended November 30, 2004, the acquired product lines generated approximately 1.06 million pounds sterling (approximately $2 million) in net sales. This represents approximately $750,000 in incremental sales to MSI. The assets were acquired by the Company's China operation, MSI Sensors (China) Ltd. The transaction was completed today, but will be effective as of February 1, 2005. The transaction is a vertical integration move for the Company, as Polaron distributed MSI products in the UK and MSI distributed Polaron products in North America and Asia. MSI had been manufacturing Polaron pressure products in its wholly owned subsidiary in China. "Polaron pressure is an excellent fit with our business - given that we have been manufacturing the product for Polaron - and will be immediately accretive to our bottom line," commented Frank Guidone, Company CEO. "With its foil strain gauge technology, Polaron extends our already large pressure sensor portfolio while it further enhances our footprint in Europe." Polaron Components, Ltd. (www.polaron.co.uk/components), a wholly owned subsidiary of Polaron plc, designs and distributes pressure transducers and other sensor products.

About MSI. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products. The Sensor division, also known as MSI Sensors, produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, tilt, flow and humidity. MSI Sensors uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively. The Consumer division produces OEM bathroom scales, Accutire(R) brand tire pressure gauges and other products.

Company Contact: Frank Guidone, CEO, (757) 766-4400

Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878

Measurement Specialties, Inc.


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CONTACT: Frank Guidone, CEO of Measurement Specialties, Inc.,
+1-757-766-4400; Investor: Aimee Boutcher or Daniel Boutcher, both of Boutcher & Boutcher, +1-973-239-2878, for Measurement Specialties, Inc.


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